Filed pursuant to Rule 433

Registration Statement No. 333-185462

February 26, 2015

United Mexican States

Final Terms and Conditions

1.625% Global Notes due 2024

Issuer:	United Mexican States

Transaction:	1.625% Global Notes due 2024 (the “2024 Notes”)

Issue Currency:	Euro

Issue Size:	€1,250,000,000

Ratings:	A3(stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	March 6, 2024

Pricing Date:	February 26, 2015

Settlement Date:

March 6, 2015 (T+6)

It is expected that delivery of the 2024 Notes will be made against payment therefor on the sixth day following the Pricing Date of the 2024 Notes (such settlement cycle being referred to herein as “T+6”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2024 Notes on the date of pricing or the next three business days will be required, by virtue of the fact that the 2024 Notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2024 Notes who wish to trade 2024 Notes on the date of pricing or the next three business days should consult their own advisors.

Coupon:	1.625%

Coupon Payment Frequency:	Annual

Issue price:	99.486%, plus accrued interest, if any, from March 6, 2015

Yield:	1.687%

Re-offer Spread over Mid Swap:	+110 bps

Reference Mid Swap Rate:	0.587%

Re-offer Spread over Benchmark:	+149.7 bps

Reference Benchmark:	DBR 1.75% due 2024

Reference Benchmark Rate:	0.190%

Interest Payment Dates:	March 6 of each year, commencing March 6, 2016

Optional Redemption:	Make-Whole Call calculated at German Government Bundesanleihe (Bund) +20 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	€1,243,575,000

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Underwriters Discount:	0.18%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS1198102052

Common Code:	119810205

Joint Bookrunners /Allocation:	Banco Santander, S.A. Barclays Bank PLC Deutsche Bank AG, London Branch	(33.33%) (33.34%) (33.33%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November 10, 2014 and a prospectus supplement dated November 17, 2014 accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312514405539/d816959d424b2.htm and

http://www.sec.gov/Archives/edgar/data/101368/000119312514415239/d816959d424b2.htm . A preliminary pricing supplement, subject to completion on February 26, 2015, for the 2024 Notes, is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312515063913/d881716d424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2013 is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841d18k.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841dex99d.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841dex99e.htm .

An Amendment to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2013, including Mexico’s recent developments section, is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312515007304/d850650d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515007304/d850650dex1.htm , for Amendment No. 3 filed with the Securities and Exchange Commission on January  12, 2015;

http://www.sec.gov/Archives/edgar/data/101368/000119312515035143/d862816d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515035143/d862816dex1.htm , for Amendment No. 5 filed with the Securities and Exchange Commission on February  5, 2015; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515063906/d881908d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515063906/d881908dex1.htm , for Amendment No. 6 filed with the Securities and Exchange Commission on February 26, 2015.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at

www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Santander, S.A. at +44-207756-6802, Barclays Bank PLC toll free at 1-888-603-5847 or Deutsche Bank AG, London Branch toll free at 1-800-503-4611.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Filed pursuant to Rule 433

Registration Statement No. 333-185462

February 26, 2015

United Mexican States

Final Terms and Conditions

3.000% Global Notes due 2045

Issuer:	United Mexican States

Transaction:	3.000% Global Notes due 2045 (the “2045 Notes”)

Issue Currency:	Euro

Issue Size:	€1,250,000,000

Ratings:	A3(stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	March 6, 2045

Pricing Date:	February 26, 2015

Settlement Date:	March 6, 2015 (T+6)

It is expected that delivery of the 2045 Notes will be made against payment therefor on the sixth day following the Pricing Date of the 2045 Notes (such settlement cycle being referred to herein as “T+6”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2045 Notes on the date of pricing or the next three business days will be required, by virtue of the fact that the 2045 Notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2045 Notes who wish to trade 2045 Notes on the date of pricing or the next three business days should consult their own advisors.

Coupon:	3.000%

Coupon Payment Frequency:	Annual

Issue price:	98.199%, plus accrued interest, if any, from March 6, 2015

Yield:	3.093%

Re-offer Spread over Mid Swap:	+190 bps

Reference Mid Swap Rate:	1.193%

Re-offer Spread over Benchmark:	+216.9 bps

Reference Benchmark:	DBR 2.500% due 2044

Reference Benchmark Rate:	0.924%

Interest Payment Dates:	March 6 of each year, commencing March 6, 2016

Optional Redemption:	Make-Whole Call calculated at German Government Bundesanleihe (Bund) +30 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	€1,227,487,500

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Underwriters Discount:	0.20%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS1198103456

Common Code:	119810345

Joint Bookrunners /Allocation:	Banco Santander, S.A. (33.33%)

Barclays Bank PLC (33.34%)

Deutsche Bank AG, London Branch (33.33%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November 10, 2014 and a prospectus supplement dated November 17, 2014 accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312514405539/d816959d424b2.htm and

http://www.sec.gov/Archives/edgar/data/101368/000119312514415239/d816959d424b2.htm . A preliminary pricing supplement, subject to completion on February 26, 2015, for the 2045 Notes, is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312515063913/d881716d424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2013 is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841d18k.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841dex99d.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841dex99e.htm .

An Amendment to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2013, including Mexico’s recent developments section, is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312515007304/d850650d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515007304/d850650dex1.htm , for Amendment No. 3 filed with the Securities and Exchange Commission on January  12, 2015;

http://www.sec.gov/Archives/edgar/data/101368/000119312515035143/d862816d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515035143/d862816dex1.htm , for Amendment No. 5 filed with the Securities and Exchange Commission on February  5, 2015; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515063906/d881908d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515063906/d881908dex1.htm , for Amendment No. 6 filed with the Securities and Exchange Commission on February 26, 2015.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Santander, S.A. at +44-207756-6802, Barclays Bank PLC toll free at 1-888-603-5847 or Deutsche Bank AG, London Branch toll free at 1-800-503-4611.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.